Exhibit 10.1

Michael Geffner, MD [***]

November 17, 2025
Modified November 20, 2025

RE: Separation Agreement and General Release
Dear Michael,
You will be separated from employment with IMVT Corporation (“IMVT” or the “Company”) effective November 21, 2025 (the “Separation Date”) and, as of the Separation Date, you shall be relieved of all duties with respect to the Company and its parent, Immunovant, Inc. (“Parent”), and each of their subsidiaries and affiliates (collectively, the “Company Group”). This Separation Agreement and General Release (this “Agreement”) sets forth the terms and conditions under which the Company is offering you additional pay and benefits in exchange for you making and honoring certain commitments, including agreeing not to pursue legal action against the Company Group as described in Sections 7 and 8.
PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.
1.Parties To This Agreement
This letter is a proposed agreement that the Company is offering to you. In this document, references to Michael Geffner refer to “you” and, together, you and IMVT are referred to as the “Parties.”
2.What You Will Receive Regardless of Whether You Enter Into This Agreement
Whether or not you enter into this Agreement, you will receive the following:
(a)Your regular base pay (less applicable deductions and withholdings) through the Separation Date, provided you remain employed with the Company Group through that date. You will be receiving your regular pay in the same manner that you normally receive your regular pay, such as direct deposit, consistent with established bi-monthly pay cycles as long as you remain employed; and
(b)If you are currently enrolled and participating in the Company’s medical/dental/vision benefits (the “Group Health Plans”), your coverage will extend until the end of November 2025 (the month in which your Separation Date takes place). Thereafter, subject to your timely enrollment in COBRA, you will be able to continue as a member of the Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits; and
(c)Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from Fidelity and you may direct questions to them at 1-800-603-4015; and
(d)To the extent that, as of the Separation Date, you have vested into any or all portion of an equity award with respect to shares of common stock of Parent previously granted to you under any applicable equity incentive plan(s) and the award agreements and grant notices thereunder (collectively, the “Equity Award Documents”) pursuant to the terms thereof, you will retain rights to such vested equity award in accordance with, and subject to, the terms of the applicable Equity Award Documents; and
(e)Reimbursement for all approved business-related expenses incurred up to your Separation Date consistent with established travel and expense policies; and
(f)As long as you direct reference inquiries from potential employers to [***], 320 West 37th Street, 6th Floor, New York, NY 10018, unless otherwise authorized in writing, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held and advise such reference sources that such disclosure is a matter of Company policy or practice. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law.
3.What You Will Receive Only If You Enter Into This Agreement.
As long as you (i) timely sign, date and return this Agreement (BUT IN NO CASE LATER THAN DECEMBER 9, 2025), (ii) do not revoke this Agreement under Section 24, and
(iii) you continue to comply with the Agreement’s requirements and your obligations under the NDIA (as defined below) (the “Payment Conditions”), then in addition to those payments and benefits described in Section 2 above:
•You will receive salary continuation benefit payments at your regular Base Salary for nine (9) months following your Separation Date, subject to applicable deductions and withholdings, except that the first payment shall not be made to you until the first administratively practicable payroll date after this Agreement becomes effective (following your execution and non-revocation and in any event no later than 70 days following your Separation Date) and such payment shall be inclusive of any amounts that would have been paid to you by such date but for the requirement for this Agreement to become effective.
•The Company will pay to you, on a monthly basis, an amount equal to the cost of COBRA coverage under the Group Health Plans for nine (9) months following your Separation Date. The cost of COBRA coverage to be paid by the Company includes
(i) your premiums for COBRA coverage, (ii) a two (2) percent administrative fee and (iii) an additional amount to reimburse you for federal and state income taxes attributable to the COBRA coverage payment. Payments equal to the cost of COBRA coverage shall be paid to you in accordance with the Company’s normal payroll practices during such nine (9)-month period, except that the first payment to you shall not be made to you until the first administratively practicable payroll date after this Agreement becomes effective (following your execution and non-revocation and in any event no later than 70 days following your Separation Date) and such payment shall be inclusive of any amounts that would have been paid to you by such date but for the requirement for this Agreement to become effective. Thereafter, you will be able to continue as a member of the Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits.
•Within thirty (30) days after you return the signed and dated Agreement, provided you do not revoke it under Section 24, you will begin receiving the salary continuation benefit and COBRA coverage payments.
•Subject to your satisfaction of the Payment Conditions, the Company shall engage you as a non-employee consultant to provide transition services to the Company, as may be requested by the Company from time to time (such services, the “Consulting Services”) with such services requiring no more than eight (8) hours of your time on a weekly basis, during the period commencing on the Separation Date and through April 30, 2026 (the “Consulting Period”). During the Consulting Period, any equity awards with respect to shares of common stock of Parent previously granted to you under the Equity Award Documents that are outstanding and unvested as of your Separation Date shall remain outstanding and be eligible to continue to vest in accordance with, and subject to, the terms and conditions of the applicable Equity Award Documents. For the avoidance of doubt, your Continuous Service (as defined in the applicable Equity Award Documents) shall be deemed uninterrupted during the Consulting Period for all purposes (including for purposes of post-termination exercise period with respect to any stock options with respect to the shares of common stock of Parent outstanding under the Equity Award Documents). In addition, if a Change in Control (as defined in the applicable Equity Award Document) occurs during the Consulting Period, any then-outstanding and unvested equity awards that would have vested on or before April 30, 2026 but for such Change in Control shall immediately vest in full upon such Change in Control. Notwithstanding anything to the contrary herein, (i) in the event
(A) you cease to provide Consulting Services during the Consulting Period for any reason or (B) you fail to satisfy any of the Payment Conditions, then the Consulting Period shall be immediately terminated and your unvested equity awards will cease to continue to vest and will be forfeited for no consideration and (ii) none of your equity awards will be eligible to continue vesting following the expiration of the Consulting Period (regardless of whether you continue to provide services to the

Company or any of its affiliates), and any equity awards that are outstanding and unvested as of such date shall be immediately forfeited and cancelled in their entirety without any payment to you). For avoidance of doubt, provided you satisfy the Payment Conditions, the Company may not terminate the Consulting Period before April 30, 2026 unless you materially breach your obligations to the Company under this Agreement or engage in conduct that constitutes Cause under your Employment Agreement. You acknowledge and agree that your relationship with the Company as it relates to the Consulting Services will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Company and you. Except with respect to your continued coverage under COBRA, you will not be entitled in connection with the Consulting Services to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. You are solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the Consulting Services hereunder and receipt of compensation under this Agreement (including, without limitation, the continued vesting of your equity awards (or any portion thereof)). You are solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement.
•As part of this Agreement, the Company will extend the period of time during which you may exercise any vested, outstanding and unexercised stock options (including any stock option that vests in accordance with the terms of this Agreement) (“Options”) until the earlier of (i) the date that is nine (9) months following the last day of the Consulting Period and (ii) the applicable expiration date (as defined in the Plans and/or Equity Award Documents). Except as provided in this Agreement, all terms, conditions and limitations applicable to the Options will remain in full force and effect pursuant to the applicable terms of the Plans and/or Equity Award Documents. The Company makes no representations or guarantees regarding the status of your Options as incentive stock options (“ISOs”). No shares of the Company common stock will be issued to you in respect of any Option treated as a non-qualified stock option (including an Option granted as an ISO and which fails to qualify as an ISO as a result of this Agreement) unless and until you satisfy such tax obligations. You acknowledge that the Company is not providing tax advice to you and that you have been advised by the Company to seek independent tax advice with respect to the exercise and modification of the Options.
4.W-2s.
The Company will issue an IRS Form W-2 to you in connection with payments described in Section 3.
5.How To Enter Into This Agreement.
In order to enter into this Agreement, you must take the following steps:

(a)You must sign and date the Agreement. Signing and dating the Agreement is how you “Execute” the Agreement.
(b)You must return the Executed Agreement to the Company within 21 days following the date hereof, (unless such period is extended in writing by the Company). If the Company does not receive the signed and dated Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the pay and benefits described in Section 3.
(c)You must comply with the terms and conditions of this Agreement.
6.Your Acknowledgments.
By entering into this Agreement, you are agreeing:
•Effective as of the Separation Date, you will (a) resign (and will be deemed to have automatically resigned without any further action by you) from all positions with the Company Group and (b) promptly execute such documents as the Company may request to separately document, record or verify the foregoing.
•The pay and benefits in Section 3 are more than any money or benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you (including, without limitation, your signed January 9, 2024 Employment Agreement with the Company (“Employment Agreement”)).
•After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company Group.
•Your obligations under the Employment Agreement and the Employee Non-Disclosure, Inventions Assignment and Restrictive
Covenant Agreement (“NDIA”) previously executed between you and the Company (attached), shall remain in full force and effect and you acknowledge and re-affirm those obligations.
•As long as the Company satisfies its obligations under this Agreement, it will not owe you anything except for the items set forth in Section 2, which you will receive regardless of whether you Execute this Agreement.
•With respect to any equity awards previously granted to you under the Equity Award Documents that are outstanding as of the Separation Date, such equity awards shall be subject to their existing terms and conditions.

•You hereby irrevocably waive any and all rights and entitlements that you may have under your Employment Agreement or under any other agreement or arrangement with the Company, including with respect to any severance pay or benefits (including any salary continuation payments), and, by executing this Agreement, you hereby agree and acknowledge that, (i) unless as expressly provided in this Agreement, you shall have no further rights or entitlements to any amounts or benefits specified in your Employment Agreement or any other agreement or arrangement with any member of the Company Group (excluded from this Agreement are any rights or Claims to indemnification and defense including under any applicable indemnity agreement with any member of the Company Group) and
(ii) all of your obligations under your Employment Agreement and the NDIA that are intended to survive following the Separation Date shall continue in full force in accordance with their terms notwithstanding your separation from employment on the Separation Date.
•During your employment with the Company, you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company Group (collectively, “Violations”).
•Subject to your Protected Rights (as described in Section 11 below), you are not aware of any Violation(s) committed by an employee, vendor, or customer of the Company Group acting within the scope of his/her/its employment or business with the Company Group that have not been previously reported to the Company Group; or (ii) to the extent you are aware of any such unreported Violation(s), you will, prior to your execution of this Agreement, immediately report such Violation(s) to the Company.
7.YOU ARE RELEASING AND WAIVING CLAIMS
While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.
What Are You Giving Up? It is the Company’s position that you have no legitimate basis for bringing a legal action against any member of the Company Group. You may agree or believe otherwise or simply not know. However, if you Execute (and do not revoke) this Agreement, you will, except for certain exceptions described in Section 11 (including your Protected Rights), give up your ability to bring a legal action against the Company Group and others, including, but not limited to their affiliates. More specifically, by Executing (and not revoking) this Agreement, you will give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to your Employment Agreement or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys’ fees, costs and future wage loss. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation, attainment of benefit plan rights or any other characteristic protected under applicable federal, state or local laws. However, as described in Section 11, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company Group and the other Releasees, as defined below, before any Governmental Agencies (as defined herein). You also represent and warrant that you have not made any assignment of the Claims released herein.
Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as “Releasors.”
Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasors may otherwise be able to bring against the Company Group, but also Claims that could be brought against “Releasees,” which means the Company Group and all of their past, present and future:
•shareholders
•officers, directors, employees, attorneys and agents
•subsidiaries, divisions and affiliated and related entities
•employee benefit and pension plans or funds
•successors and assigns
•trustees, fiduciaries and administrators
By signing below, you agree to release each and every one of the Releasees as described herein, and you acknowledge and agree that each of the Releasees is an intended third-party beneficiary of this Agreement entitled to enforce your release hereunder.
Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, subject to your Protected Rights (as described in Section 11 below), you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you are giving them up. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims (notwithstanding any state or local statute that expressly limits the effectiveness of a release of unknown, unsuspected, and unanticipated claims), if any, as well as those relating to any other claims hereinabove mentioned or implied. You acknowledge that you may hereafter discover claims or facts in addition to or different than those which you now know or believe to exist with respect to the subject matter of the release set forth herein and which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and your decision to enter into it. You acknowledge and agree that this waiver of unknown claims is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of this Agreement.
What Types of Claims Are You Giving Up? In exchange for the pay and benefits in Section 3, you (on behalf of yourself and the Releasors) forever release and discharge the Company Group and all of the other Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):
Federal Laws, such as:
•The Age Discrimination in Employment Act;
•The Older Workers Benefit Protection Act;
•Title VII of the Civil Rights of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Civil Rights Act of 1991;
•The Equal Pay Act;
•The Americans with Disabilities Act;
•The Rehabilitation Act;
•The Employee Retirement Income Security Act;
•The Worker Adjustment and Retraining Notification Act;
•The National Labor Relations Act;
•The Fair Credit Reporting Act;
•The Occupational Safety and Health Act;
•The Uniformed Services Employment and Reemployment Act;
•The Employee Polygraph Protection Act;
•The Immigration Reform Control Act;
•The Family and Medical Leave Act;

•The Genetic Information Nondiscrimination Act;
•The Federal False Claims Act;
•The Patient Protection and Affordable Care Act;
•The Consolidated Omnibus Budget Reconciliation Act;
•The Lilly Ledbetter Fair Pay Act; and
•Any federal, statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.
State and Municipal Laws, such as:
•The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter.
•The New Jersey Law Against Discrimination; the New Jersey Conscientious Employee Protection Act; the New Jersey Wage Payment Law; the New Jersey Wage and Hour Law; the Diane B. Allen Equal Pay Act; the New Jersey Family Leave Act; the New Jersey Earned Sick Leave Law; and the New Jersey SAFE Act.
You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys’ fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 11 (including your Protected Rights).
This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 11 (including your Protected Rights).
8.YOU ARE AGREEING NOT TO SUE

Except as provided in Section 11 (including with respect to your Protected Rights), you agree not to sue or otherwise bring any legal action against the Company Group or any of the other Releasees ever for any Claim released in Section 7 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releasees for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.
9.Representations Under The FMLA (leave law) And FLSA (wage and hour law).
Subject to your Protected Rights (as described in Section 11 below), you represent that you are not aware of any facts that might justify a Claim by you against the Company Group for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled, and that subject to your Protected Rights (as described in Section 11 below), you are not aware of any facts constituting a violation by the Company Group or the other Releasees of any violation of the Fair Labor Standards Act or any other federal, state or municipal laws.
10.You Have Not Already Filed An Action.
Subject to your Protected Rights (as described in Section 11 below), you represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company Group or the other Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.
11.Exceptions To Your Release Of Claims And Covenant Not To Sue
Excluded Claims
In Sections 7 and 8, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:
•Enforce the terms of this Agreement; or
•Challenge the validity of this Agreement; or
•Make any disclosure of information required by law; or
•Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company Group; or

•Provide truthful testimony in any forum; or
•Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or
•File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), the Department of Justice (“DOJ”) or any other federal, state or local governmental agency or commission (“Government Agencies”); or
•File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement.
Your Protected Rights
Nothing in this Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to any Government Agency or self- regulatory organization regarding possible legal violations, without disclosure to the Company. You do not need the prior authorization of the Company Group to make any such reports or disclosures, and you shall not be required to notify the Company Group that such reports or disclosures have been made. The Company Group may not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other relief that you might become entitled to from the SEC, DOJ, EEOC or any other Government Agency or self-regulatory organization except as set forth above. In addition, pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
Your rights described in the above two paragraphs are collectively referred to as your “Protected Rights”.
For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company Group. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
12.Your Continuing Obligations.
You acknowledge and re-affirm your continuing obligations pursuant to the Employment Agreement and the NDIA, including your confidentiality obligations under Section 2 of the NDIA and any restrictions under Sections 4 and 5 of the NDIA, the terms of which are incorporated by reference and made part of this Agreement.

Nothing in this Agreement should be read to prevent you from exercising your rights under Section 7 of the National Labor Relations Act, including by communicating with coworkers, former coworkers, and others, including third parties, regarding the terms and conditions of your employment with the Company, or from engaging in conduct expressly permitted by Section 14.
13.Return Of Property.
As of your Separation Date, you agree that you have returned to the Company all property belonging to the Company Group, including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment. You further agree that if you discover additional Company Group property in your possession thereafter, you shall promptly return the same to the Company.
14.Prior and Permitted Disclosures.
You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company Group’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company Group, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company Group that has not been disclosed. Nothing in this Agreement shall interfere with your Protected Rights or otherwise prohibit or restrict you or the Company Group from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company Group or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self- regulatory organization.
15.Non-Disparagement
Subject to your Protected Rights, you agree that you will not, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the Company Group or the Releasees. Nothing in this Section 15 is intended to restrict or impede your participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act. Similarly, the Company agrees that it will not through any medium including, but not limited to, internal communications, the press, Internet or any other form of communication, direct any person or entity to disparage, defame, or otherwise damage or assail your reputation, integrity or professionalism.

16.Cooperation.
You agree to cooperate with the Company Group and all of the Releasees after the Separation Date by (a) at the Company’s or a Releasee’s request, meeting with the Company’s or a Releasee’s representatives, counsel, or other designees at mutually convenient times and places with respect to any items within the scope of this provision; (b) providing truthful testimony regarding matters within your knowledge or responsibility to any court, agency, or other adjudicatory body; and (c) providing the Company with notice of contact by any non-governmental adverse party or such adverse party’s representative, except as may be required by law. In addition, you agree to cooperate in good faith with the Company in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, you being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments).
The Company will reimburse you for reasonable, out-of-pocket travel, lodging and meal expenses incurred in connection with your performance of obligations pursuant to this Section 16 for which you have obtained prior written approval from the Company.
17.The Company’s Remedies For Breach.
If you materially breach any section of this Agreement, including without limitation, Section 7, 8, 12 or 15 or otherwise seek to bring a Claim given up under this Agreement, the Company Group will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company Group will not be required to post a bond.
You further acknowledge that if you materially breach any section of this Agreement, you will automatically forfeit your right to receive any of the benefits enumerated in Section 3 of this Agreement.
You further acknowledge and understand that if the Company should discover any such Violation(s) as described in Section 6 after your execution of this Agreement and/or your separation from employment with the Company Group, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.
18.Taxes.
Any payments made or benefits provided to you under this Agreement shall be reduced by any applicable withholding taxes or other amounts required to be withheld by law or contract. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof. The Company makes no representations regarding its relationship with or obligations to you, or as to the tax consequences of your entering into this Agreement, and none it may have made in the past survive, except as expressly set forth in this Agreement. You expressly agree that the Company Group shall have no liability to you for any tax or penalty imposed on you as a result of this Agreement.
It is intended that the provisions of this Agreement comply with or are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the regulations and other interpretive guidance issued thereunder, “Section 409A”), and all provisions of this Agreement will be construed and interpreted in a manner consistent with such intent. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A. For purposes of Section 409A, each right to a payment hereunder will be deemed a “separate payment” within the meaning of Treas. Reg. Section 1.409A-2(b)(iii). With respect to the timing of payments of any deferred compensation payable upon a termination of employment hereunder, references in this Agreement to “termination of employment” (and substantially similar phrases) mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to you hereunder is exempt from Section 409A; however, if any expense reimbursement hereunder is determined to be deferred compensation within the meaning of Section 409A, then (i) the amount of the expense reimbursement during one taxable year will not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement will be made on or before the last day of the year following the year in which the expense was incurred, and (iii) the right to expense reimbursement hereunder will not be subject to liquidation or exchange for another benefit. To the extent that you are a “specified employee” within the meaning of Section 409A as of the date of Executive’s separation from service (as determined by the Company), no amounts payable under this Agreement that constitute “deferred compensation” within the meaning of Section 409A that are payable on account of your separation from service shall be paid to you until the expiration of the six (6)-month period measured from the date of such separation from service (or, if earlier, the date of your death following such separation from service). Upon the first business day following the expiration of such delay period, all such amounts deferred pursuant to the preceding sentence will be paid to you (without interest).
19.Governing Law.
This Agreement is governed by New York law, without regard to conflicts of laws principles.
20.Successors And Assigns.
This Agreement is binding on the Parties and their heirs, executors, successors and assigns. This Agreement may be assigned to any affiliate or any person who, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof; however, you may not assign your rights or obligations under this Agreement.
21.Severability And Construction.
If a court or agency with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.

22.No Admission.
By entering into this Agreement, neither you nor any member of the Company Group admits wrongdoing of any kind.
23.Do Not Rely On Verbal Statements.
•This Agreement sets forth the complete understanding between the Parties.
•This Agreement may not be changed orally.
•This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that, as set forth in Section 6, your restrictive covenant obligations remain in full force and effect.
•Neither the Company Group nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.
24.Your Opportunity To Review and Revoke.
(a)Review Period. You have twenty-one (21) calendar days from the day you receive this Agreement to review and consider the terms of this Agreement, sign it and return it to, [***] 320 West 37th Street, 6th Floor, New York, NY 10018, [***]@immunovant.com. Your opportunity to accept the terms of this Agreement will expire at the conclusion of the twenty-one (21) calendar day period if you do not accept those terms before time expires. That means that your opportunity to accept the terms of this Agreement will expire on December 9, 2025. You may sign the Agreement in fewer than twenty-one (21) calendar days, if you wish to do so, but not prior to the Separation Date. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.
(b)Talk To A Lawyer. During the review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.
(c)Seven Days to Change Your Mind. You have seven (7) calendar days from the date of signing this Agreement to revoke the Agreement by expressing a desire to do so in writing addressed to Immunovant, Inc., Attn: [***], 320 West 37th Street, 6th Floor, New York, NY 10018, [***]@immunovant.com.
25.Entire Agreement; Amendment.
This Agreement, including the NDIA attached hereto, is the entire agreement between you and the Company Group with respect to the matters addressed herein. This Agreement supersedes all existing agreements, whether written or oral, between you and any member of the Company

Group concerning your employment with the Company Group, except that your post-employment obligations survive and remain binding on Employee as described above in this Agreement. This Agreement cannot be amended, supplemented, or modified nor may any provision hereof be waived, except by a written instrument executed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.
26.Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.
27.We Want To Make Absolutely Certain That You Understand This Agreement.
You acknowledge and agree that:
•You have carefully read this Agreement in its entirety;
•You have had an opportunity to review and consider the terms of this Agreement for at least twenty-one (21) calendar days;
•You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;
•You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;
•You fully understand the significance of all of the terms and conditions of this Agreement; and
•You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART, EXTEND OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY REVIEW PERIOD DESCRIBED ABOVE.

IN WITNESS WHEREOF, the parties have executed this Agreement on the latest date set forth below.

IMVT CORPORATION

/s/ Christopher Van Tuyl
By: Christopher Van Tuyl
Title: Chief Legal Officer
Date: November 21, 2025

MICHAEL GEFFNER
/s/ Michael Geffner
Date: November 20, 2025

EXHIBIT A
Employee Non-Disclosure, Inventions Assignment and Restrictive Covenant Agreement